Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Richard P. Dutkiewicz
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
rick.dutkiewicz@realmexrestaurants.com
REAL MEX RESTAURANTS ANNOUNCES SUCCESSFUL COMPLETION OF
CONSENT SOLICITATION RELATING TO ITS 14% SENIOR SECURED NOTES
DUE 2013, AMENDMENT OF INDENTURE AND RELATED TRANSACTION
CYPRESS, CA, Monday, June 28, 2010 — Real Mex Restaurants, Inc., a Delaware corporation (“Real Mex”), today announced that it has received the requisite consents from holders of its 14% Senior Secured Notes due 2013 (CUSIP 75601 RAF2) (the “Notes”) to amend the indenture governing the Notes (the “Indenture”). The consent solicitation expired at 12:00 p.m., New York City time, on June 24, 2010 (the “Expiration Time”).
Real Mex has been advised by Wells Fargo Bank, National Association, the information and tabulation agent for the consent solicitation, that, as of the Expiration Time, consents were validly delivered (and not validly revoked) in respect of $95,377,000 in aggregate principal amount of the Notes, which constituted a majority in aggregate principal amount of Notes owned by non-affiliated holders.
As a result, Real Mex, the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee under the Indenture, have entered into a supplemental indenture (the “Supplemental Indenture”), which amended the Indenture to permit affiliates of Sun Capital Partners, Inc. (two of which are existing equityholders of Real Mex’s parent, RM Restaurant Holding Corp. (“Holdco”)) to acquire a majority of the stock of Holdco without requiring Real Mex to make a change of control offer to repurchase the Notes that would otherwise have been required under the Indenture, and to add an additional covenant (the “Additional Premium Amendment”), pursuant to which Real Mex has agreed that, in any optional redemption of Notes that is effected between July 1, 2011 and June 30, 2012, Real Mex will pay to each holder of redeemed Notes an additional premium equal to 2% of the aggregate principal amount of the Notes so redeemed. The Supplemental Indenture is binding on all holders of the Notes, including non-consenting holders.

Immediately after the Supplemental Indenture was entered into, Sun Cantinas, LLC (“Sun Cantinas”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”) that is an equityholder of Holdco, consummated the acquisition of 43,338 shares of common stock of Holdco (the “Share Purchase”) from Cocina Funding Corp., L.L.C. (“Cocina”), an existing equityholder of Holdco that is managed by Farallon Capital Management, L.L.C. As a result of the Share Purchase, Sun Cantinas and SCSF Cantinas, LLC, another affiliate of Sun Capital, together own approximately 70% of the outstanding common stock of Holdco, and together are entitled, under the cumulative voting provisions of Holdco’s Certificate of Incorporation, to elect not fewer than five members of the seven-member board of directors of Holdco and Real Mex, giving them the ability indirectly to control Real Mex through such shareholdings and board memberships. Following the Share Purchase, Cocina holds approximately 13% of the outstanding common stock of Holdco, and no longer has a representative on the board of directors of either Holdco or Real Mex.
Simultaneously with the consummation of the Share Purchase, Sun Cantinas also consummated the purchase from Cocina of a portion of the term loan indebtedness of Holdco (the “Holdco Term Debt”) outstanding under the Credit Agreement (the “Holdco Term Loan Agreement”), dated as of July 7, 2009, by and among Holdco, the lenders party thereto, and Wilmington Trust FSB as administrative agent, as a result of which Sun Cantinas holds approximately 71% of the outstanding Holdco Term Debt and Cocina holds approximately 29% of the outstanding Holdco Term Debt. At the same time, the Holdco Term Loan Agreement was amended to provide that Cocina will remain a “Requisite Lender” thereunder, whose consent would be required for any amendment or waiver under the Holdco Term Loan Agreement and who could declare the indebtedness outstanding under the Holdco Term Loan Agreement to be due and payable upon an Event of Default (as defined under the Holdco Term Loan Agreement), in each case until such time as Cocina no longer holds at least 15% of the Holdco Term Debt.
Real Mex will promptly pay a consent payment to each non-affiliated holder of Notes that validly delivered (and did not validly revoke) its consent prior to the Expiration Time, in the amount of $5.00 per $1,000 in principal amount of Notes held by each such consenting holder. Sun Cantinas has agreed to reimburse Real Mex for all consent fees paid by Real Mex in the Consent Solicitation. In addition, if Real Mex becomes required to pay an additional premium to the holders of Notes pursuant to the terms of the Additional Premium Amendment, then Sun Cantinas has agreed to reimburse Real Mex for the aggregate amount of that additional premium.
Jefferies & Company, Inc. acted as the solicitation agent in connection with the consent solicitation. Wells Fargo Bank, National Association served as the information and tabulation agent for the consent solicitation.
About Real Mex Restaurants, Inc.
Headquartered in Cypress, California, Real Mex is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 183 company -owned restaurants, 152 in California and the remainder in 12 other states. Real Mex’s four primary restaurant concepts, El Torito®, El Torito Grill®, Chevys Fresh Mex® and Acapulco Mexican Restaurant®, offer a large variety of traditional, innovative and authentic Mexican dishes and a wide selection of alcoholic beverages at moderate prices, seven days a week for lunch and dinner, as well as Sunday brunch.
Real Mex is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com.